ENDORSEMENT TO YOUR CREF GROUP SUPPLEMENTAL
RETIREMENT UNIT-ANNUITY CERTIFICATE
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                        COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                    730 THIRD AVENUE, NEW YORK, NY 10017-3206


   ENDORSEMENT TO CREF GROUP SUPPLEMENTAL RETIREMENT UNIT-ANNUITY CERTIFICATE


This endorsement is part of your agreement with CREF. The purpose of an endorsement is to make changes to the provisions of your Certificate. Please read this endorsement in conjunction with your Certificate.


The ANNUITY STARTING DATE provision is modified by the following:

         The Annuity Starting Date is the date your Income Benefit begins. You may not start your Income Benefit any earlier than the earliest date allowed under your Employer's Tax Deferred Annuity Plan, nor any later than the April first following the calendar year in which you reach age 70 1/2. At any time before you begin to receive your Income Benefit, you may change your Annuity Starting Date to the first of any month after the change, as described in your Certificate, as long as the new date satisfies the preceding conditions.


The following TERMS USED IN THIS CERTIFICATE are replaced by the following:

         A FUNDING VEHICLE is an annuity contract, custodial account, or trust designated to receive contributions under the Tax Deferred Annuity Plan.

         A TAX DEFERRED ANNUITY PLAN is an employee benefit plan established by your Employer which contains an arrangement described in IRC Section 401(k), under which you may make salary reduction contributions to an annuity contract.


The following is added to the AVAILABILITY OF LUMP-SUM BENEFIT provision:

         A Lump-sum Benefit will not be available before the earliest date permitted under your Employer's Tax Deferred Annuity Plan.


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The Restrictions on Elective Deferrals provision is replaced with:

              This Certificate is designed to be used under a cash or deferred arrangement described in IRC Section 401(k). IRC Section 401(k)
         prohibits   the   distribution   of  the  portion  of  an   Annuitant's
         Accumulation attributable to Premiums paid as elective deferrals, except as a tax-free transfer to another Funding Vehicle, until the
         Annuitant:

            A)    attains age 59 1/2, in the case of a profit-sharing plan;
            B)    separates  from  service  of  the  employer  under whose  plan
                  the  aforementioned   portion  is attributable;
            C)    dies;
            D) becomes disabled within the meaning of IRC Section 72(m)(7); E) encounters financial "hardship" within the meaning of IRC Section 401(k).

         or, if earlier, upon the termination of the Tax Deferred Annuity Plan.

              In the case of hardship, IRC Section 401(k) requires that any earnings credited after December 31, 1988 be unavailable for distribution.
              Any request for an early withdrawal due to disability or hardship must be submitted with evidence of the disability or hardship on forms satisfactory to CREF and not inconsistent with applicable law.


                                                         /s/John H. Biggs
                                                            --------------
                                                              Chairman and
                                                         Chief Executive Officer